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                                                                  EXHIBIT 4.1

                                COHERENT, INC.

                         PRODUCTIVITY INCENTIVE PLAN

                      (AS LAST AMENDED MARCH 24, 2000)

          1. PURPOSE. The purpose of this Productivity Incentive Plan is to afford an incentive to employees of Coherent, Inc. and its subsidiaries and to enable Coherent, Inc. and its subsidiaries to retain and attract personnel of the highest caliber who by their position, ability and diligence are able to make important contributions to the Company's success.

          2.      DEFINITIONS.

                  (a)    "Company" means  Coherent, Inc. and its
majority-owned domestic and foreign subsidiaries the employees of which are designated from time to time by the Board of Directors as eligible to participate in the Plan.

                  (b) "Common Stock" means the Common Stock, $.01 par value, of the Company.

                  (c) "Employee" means any person, including an officer or director of the Company, who is customarily employed for at least twenty (20) hours per week by, and receives a regular salary from, the Company.

                  (d) "Participating Employee" means any Employee of the Company, who has not elected to discontinue his or her participation in the Plan.

                  (e) "Three Month Period of the Plan" means the three months commencing on or about October 1, January 1, April 1 and July 1 of each fiscal year.

                  (f) "Quarterly Base Earnings" means the aggregate regular salary and earnings paid to a Participating Employee during each Three Month Period of the Plan, exclusive of: bonuses, certain commissions as determined by the Board of Directors from time to time, overtime payments, lead or swing premiums, shift premiums, location cost premiums, or any other form of extra compensation; Company payments for social security, worker's compensation, unemployment compensation, or other Company payments required by statute; or Company contributions for insurance, annuity, or employee benefit plans.

                  (g) "Quarterly Pre-tax Profit Percentage" means that percentage calculated to the nearest tenth of a percent arrived at by dividing (i) the consolidated pre-tax profit earned by the Company for the Three Month Period of the Plan, after deduction of the total Amount of Incentive Compensation under the Plan, by (ii) the Company's consolidated net sales for the Three Month Period of the Plan.

                         The Quarterly Pre-tax Profit Percentage shall be
calculated by the Company, and such calculation shall be final and conclusive on all participants. In determining such amounts, the Company may be entitled to rely upon a certificate or estimate prepared by the Company's independent public accountants or by the Company's chief accounting or financial officer. After such determination, no recalculation shall be made on account of any subsequent adjustments or for any other reason.

                  (h) "Amount of Incentive Compensation" means that amount arrived at by multiplying (i) the Quarterly Base Earnings of a Participating Employee by (ii) fifty percent of the Quarterly Pre-tax Profit Percentage.

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                  (i)    "Fair Market Value of Common Stock" means the fair
market value of the Common Stock as determined by the Board of Directors of the Company based on the closing price per share, as reported in the Wall Street Journal on the last day of each Three Month Period of the Plan.

                  (j) "Plan" means this Productivity Incentive Plan, as amended from time to time.

          3. ADMINISTRATION. The Plan shall be administered by the management of the Company under the direction of the Board of Directors. The administration, interpretation or application of the Plan by the Board or management shall be final, conclusive and binding upon all participants. Members of the Board of Directors and management are permitted to participate in the Plan provided such persons are eligible Employees.

          4.      EFFECTIVE DATE. The effective date of the Plan was October
1, 1972.

          5. PARTICIPATION. All Employees automatically become participants in the Plan. Once an Employee elects to become a participant in the Plan, such participation shall continue until the Employee has filed with the Company a written statement on a form prescribed by the Company stating his or her intention to discontinue participation.

          6. DISTRIBUTION OF CASH OR COMMON STOCK. At the end of each Three Month Period of the Plan, the Company shall distribute cash or shares of Common Stock, at the election of the Participating Employee, to each Participating Employee; provided, however, that only cash shall be distributed to a Participating Employee when the Amount of Incentive Compensation is less than one day's base earnings (i.e., eight hours) for such Participating Employee. The Company will distribute cash to each Participating Employee unless the Participating Employee notifies the Company in writing on or before the last day of the Three Month Period that he or she elects to receive Common Stock. The amount of cash distributed to a Participating Employee shall be the Amount of Incentive Compensation. The number of shares of Common Stock distributed to a Participating Employee shall be that number arrived at by dividing the Amount of Incentive Compensation by the Fair Market Value of Common Stock. No fractional shares shall be distributed, but the dollar amount of such fractional share shall be carried forward and included in the Amount of Incentive Compensation for the succeeding Three Month Period if the Employee is still an eligible and Participating Employee at that time.

          7. DELIVERY OF CASH OR SHARE CERTIFICATES. As promptly as practicable after each Three Month Period of the Plan, the Company shall arrange to deliver to each Participating Employee who elected to receive shares of Common Stock, the share certificates evidencing the shares of Common Stock distributed for the Three Month Period of the Plan. As promptly as practicable after each Three Month Period of the Plan, the Company shall arrange to deliver to each Participating Employee who elected to receive cash, a check in the amount of the cash distribution for the Three Month Period.

          8. TERMINATION OF EMPLOYMENT; DEATH. Upon termination of a Participating Employee's employment for any reason, including retirement or death, his participation in the Plan shall be automatically terminated. If such termination occurs during a Three Month period of the Plan, such Participating Employee shall not be entitled to any cash or stock distribution for that period, unless the termination is caused by the Employee's death, in which case his designated beneficiary shall receive a cash or Common Stock distribution at the election of the designated beneficiary, such election to be made on or before the last day of the relevant Three Month Period, for the portion of the Three Month Period of the Plan in which the Participating Employee's participation under the Plan was effective.

          9. TRANSFERABILITY. A Participating Employee's rights to receive cash or shares of Common Stock under the Plan may not be assigned, transferred, pledged or otherwise disposed of in any way by the Participating Employee, except to the extent provided in Section 8.

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         10.      STOCK. The maximum number of shares of Common Stock which
shall be made available for distribution under the Plan shall be 2,125,000 shares, subject to adjustment upon changes in capitalization of the Company. The shares of Common Stock to be distributed to Participating Employees may, at the election of the Company, be either treasury shares or shares authorized but unissued.

                  A Participating Employee shall have no interest in the shares of Common Stock until such shares are distributed.

                  Shares of Common Stock to be distributed to a Participating Employee under the Plan will be registered in the name of the Participating Employee or in the name of the Participating Employee and his or her spouse, or in the name of the Participating Employee's designated beneficiary pursuant to Section 8.

         11. AMENDMENT OR TERMINATION. The Board of Directors of the Company may at any time terminate, modify, or amend the Plan; provided, however, that approval of the holders of a majority of the outstanding shares of the Company entitled to vote shall be required for any modification or amendment which materially increases the benefits accruing hereunder to Participating Employees, materially increases the number of shares issuable pursuant to the Plan, or materially changes the standards of eligibility for participation in the Plan.